Exhibit 10(wwwww)

ACCESS WORLDWIDE COMMUNICATIONS, INC.

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”), is entered into as of this 17th day of January, 2008 by and among Access Worldwide Communications, Inc., a Delaware corporation (the “Company”), Access Worldwide (AWWC) Philippines, Inc., a wholly-owned subsidiary of Company (“Subsidiary”), and E*TRADE INFORMATION SERVICES, LLC (the “E*TRADE”).

PREAMBLE

WHEREAS, the Company has authorized the issuance and sale of a certain number shares of its common stock, par value $0.01 (the “Common Stock”), as determined in accordance with Section 1.2 below (the “Shares”) to E*TRADE; and

WHEREAS, E*TRADE is willing, on the terms contained in this Agreement, to purchase from the Company the Shares; and

WHEREAS, in partial consideration for the issuance of the Shares and pursuant to the terms contained in this Agreement, the Company and certain of its shareholders will enter into a voting agreement with E*TRADE, in the form attached hereto as Exhibit A (“Voting Agreement”), the Subsidiary will enter into an option to purchase Subsidiary’s assets with E*TRADE, in the form attached hereto as Exhibit B (“Option to Purchase Agreement”), the Company and E*TRADE Financial Corporation, the parent of E*TRADE] will enter into an amendment to that certain Master Services Agreement dated January 17, 2008, in the form attached hereto as Exhibit C (the “Amendment to Master Services Agreement” together with the Voting Agreement, Option to Purchase Agreement, Amendment to Master Services Agreement and any other document, certificate or instrument reasonably necessary to carry out the transactions contemplated by this Agreement (the “Collateral Documents”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

COMPANY’S AUTHORIZATION AND SALE OF SECURITIES

1.1 Common Shares Authorization. The Company has authorized, unissued, and unreserved 62,228,464 shares of its Common Stock, and the Board of Directors of the Company has authorized the sale of 5,778,120 shares to E*TRADE for the Purchase Price (as defined below) and on the other terms and conditions as set forth in this Agreement.

1.2 Sale of the Shares.

(a) The Company agrees to issue and sell to E*TRADE, and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, E*TRADE agrees to purchase, that number of shares of the Company’s Common Stock that is the product of Three Million United States Dollars (USD $3,000,000) divided by Eighty Percent (80%) of the Thirty-day average of the Closing Price (as defined below) of the Company’s Common Stock (as defined below) for the consecutive Trading Days (as defined below) ending on and including the Trading Day two Trading Days immediately prior to the Closing Date (the “Closing Purchase Price”). For purposes of this Agreement, “Closing Price” shall mean, for any day, the closing sale price per share on that day of Company’s Common Stock on the New York Stock Exchange as reported in The Wall Street Journal (or, if not reported in The Wall Street Journal, as reported by another authoritative source mutually agreed by the Parties); and “Trading Day” shall mean a day: (i) on which trading generally takes place on the New York Stock Exchange; (ii) on which trading in Company’s Common Stock has not been halted or suspended; and (iii) on which the Company’s Common Stock is actually traded.

(b) On the date that is one year from the Closing Date (“Contingent Closing Date”), the Company shall issue and sell to E*TRADE, and, E*TRADE agrees to purchase, that number of shares of Company’s Common Stock that is the product of One Million United Dollars (USD 1,000,000) divided by Eighty Percent (80%) of the Thirty-day average of the Closing Price of the Company’s Common Stock for the consecutive Trading Days ending on and including the Trading Day two Trading Days immediately prior to the date that is one year from the Closing Date (the “Contingent Purchase Price”), provided that the Company has not violated any covenants to Manufacturers and Traders Trust Company or any other lender to the Company.

ARTICLE 2

CLOSING DATE AND DELIVERABLES

2.1 Closing. The consummation of the purchase and sale of the Shares shall take place on or before 4:00 p.m. on the date hereof (the “Closing Date”), at the offices of E*TRADE at 671 N. Glebe Road, Arlington, Virginia 22203 or at such different time or day or at such other place as the parties hereto may agree (the “Closing”). The consummation of the purchase and sale of the Shares subject to Section 1.2(b) shall take place on the Contingent Closing Date the offices of E*TRADE at 671 N. Glebe Road, Arlington, Virginia 22203 or at such different time or day or at such other place as the parties hereto may agree.

2.2 Deliveries. On or before the Closing Date and the Contingent Closing Date (if applicable), the Company shall deliver to E*TRADE duly registered in its name, a duly executed stock certificate evidencing the Shares, and on the Closing Date, the Voting Agreement, the Option to Purchase Agreement, the Amendment to Master Services Agreement, executed by the Company, the Subsidiary, and certain of the Company’s shareholders, as appropriate.

2.3 Method of Payment. On the Closing Date, the Purchase Price and on the Contingent Closing Date, the Contingent Purchase Price to be delivered to the Company pursuant to Section 1.2 shall be paid by E*TRADE by wire transfer into an account designated by Company, three business days prior to the Closing Date or Contingent Closing Date, as applicable.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY AND THE SUBSIDIARY

The Company and the Subsidiary each represents and warrants to E*TRADE, jointly and severally as follows:

3.1 Organization and Standing; Certificate and Bylaws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has the requisite corporate power to own, lease, and operate its properties and assets and to carry on its business as presently conducted. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Philippines. The Subsidiary has the requisite corporate power to own, lease, and operate its properties and assets and to carry on its business as presently conducted.

3.2 Legal Power. The Company and the Subsidiary, as the case may be, each has all requisite legal and corporate power to (a) execute and deliver this Agreement, the Shares, and the Collateral Documents, (b) to sell and issue the Shares, and (c) to perform its obligations under the terms of this Agreement.

3.3 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity other than the Subsidiary.

3.4 Capitalization.

(a) At the Closing, the authorized capital stock of the Company consists of 100,000,000 shares of common voting stock, par value $.01 per share (“Common Stock”), of which 31,219,146 shares of Common Stock are issued and outstanding prior to the Transaction. In addition to the Common Stock, the Company has, at Closing, 4,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”) authorized, of which 40,000 shares are issued and outstanding. Except for the foregoing, no other shares of capital stock are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding capital stock of the Company has been offered, issued, sold and delivered in compliance with applicable federal and state securities laws, and none of such securities are or were at the time of issuance subject to any preemptive rights. Schedule 3.4 sets forth the authorized, issued and outstanding capital stock of the Company and a list of the known holders of more than 5% such capital stock as of the date of this Agreement.

(b) Except as set forth in Schedule 3.4, and excluding the authorized pool of options to purchase, and restricted stock grants to acquire, 2,500,000 shares of Common Stock under the Company’s Stock Option Plan dated May 24, 2007 (the “Plan”), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), phantom stock rights or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock. No person has any outstanding unresolved dissenters’, appraisal or similar rights relating to the capital stock of the Company. Options to purchase 1,469,890 shares have been granted (and have not been forfeited or exercised) under the Plan. There are no other (i) stock purchase agreements, commitments, contracts, arrangements or understandings to issue any shares of the Company’s Common Stock or any other securities of the Company, (ii) stockholder, voting trust, proxies or other agreements or understandings with respect to the voting or transfer (including in respect of preemptive rights or rights of first refusal or offer) of the Company’s securities or (iii) rights to registration under the Securities Act of 1933, as amended (“Securities Act”) or applicable state securities laws.

(c) The Shares when issued and sold to E*TRADE after payment therefor in accordance with this Agreement, will be free and clear of all liens, claims and encumbrances, and, will be offered, issued, sold and delivered in compliance with applicable federal and state securities laws. There are no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights with respect to the issuance or sale of the Shares.

3.5 Authorization. All corporate action on the part of the Company and the Subsidiary, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement, the authorization, sale, issuance and delivery of the Shares, and the performance of the Company’s and Subsidiary’s obligations hereunder and thereunder has been taken. This Agreement, the Shares, and the Collateral Documents have been duly authorized, executed and delivered by the Company and the Subsidiary, as the case may be, and, when this Agreement is executed and delivered by E*TRADE, will constitute valid and binding obligations of the Company and the Subsidiary enforceable against the Company and the Subsidiary in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors. No other consent, approval or action of, filing with, or notice to, any corporation, person, or firm, or any public, governmental, or judicial authority is required.

3.6 No Conflict. Other than as set forth in Schedule 3.6, the execution and delivery of this Agreement and the Collateral Documents, and the issuance of the Shares, will not result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, or, permit the acceleration of rights under or termination of, any agreement, lease, license, indenture, mortgage, deed of trust, credit agreement, note, permit, or other evidence of indebtedness agreement of the Company or the Subsidiary (collectively, the “Agreements and Instruments”), or any law, rule or regulation of any court or federal, state, or foreign regulatory board or body or administrative agency having jurisdiction over the Company, the Subsidiary or over properties or businesses of either Company or Subsidiary. No event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default of the Company or Subsidiary, or to the knowledge of the Company or Subsidiary, of any other party thereto, under any such Agreements and Instruments to which the Company or the Subsidiary is a party, or by which the Company or the Subsidiary or its properties or assets are bound.

3.7 Litigation. Except as may be disclosed in the Company’s public filings with the SEC, there is no material action, suit, claim, proceeding or investigation pending or, to the Company’s best knowledge, threatened against the Company or the Subsidiary or its properties before or by any court or governmental agency, nor is the Company aware of any basis for any such action, suit, claim, proceeding or investigation. The Company and the Subsidiary are each not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that could have a material adverse effect on the condition (financial or other), business, results of operations, prospects, management, assets or properties of the Company or the Subsidiary. There is no action, proceeding, suit or investigation by the Company or the Subsidiary currently pending or that the Company or the Subsidiary intends to initiate.

3.8 Brokers. No broker or finder acting on behalf of the Company, the Subsidiary, or E*TRADE brought about the obtaining, making or closing of the Shares or the Collateral Documents, and neither the Company nor E*TRADE has any obligation to any person in respect of any finder’s or brokerage fees in connection therewith.

3.9 Solvency. After giving effect to the consummation of the transactions contemplated hereby and the payment of all transaction costs relating to the foregoing, each of the Company and the Subsidiary is Solvent. For purposes herein “Solvent” shall mean, with respect to any person on a particular date, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person; (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probably liability of such person on its debts as they become absolute and matured; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

3.10 Financial Statements. The Company has delivered to E*TRADE copies of the audited financial statements of the Company and its Subsidiary as at and for the periods ended September 30, 2007. All of such financial statements (including in each case the related schedules and notes) fairly present the consolidated financial position of the Company and the Subsidiary as of the respective date thereof and the consolidated results of their operations and cash flows for the respective periods so specified, and have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved except as set forth in the notes thereto.

3.11 Taxes. The Company and the Subsidiary have filed all tax returns required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate material, or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or the Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment. The charges, accruals and reserves on the books of the Company and the Subsidiary in respect of federal, state or other taxes for all fiscal periods are adequate.

3.12 Customers and Suppliers. Neither the Company nor the Subsidiary has received any notice, or has any knowledge, that any customer or supplier of its business has taken or contemplates taking, any steps that could disrupt the business relationship of the Company or the Subsidiary, as appropriate, with such customer or supplier or could result in a diminution in its relationship with the Company or the Subsidiary, as appropriate.

3.13 Voting Agreement and Proxy. The Company has no knowledge of, and has received no notice with respect to the existence of any voting agreement, voting trust, or outstanding proxy in which any of the shareholders who are signatories to the voting agreement have granted rights to vote their shares.

3.14 Registration Rights. No person has any right to cause the Company to effect the registration under the Securities Act of any shares of Common Stock or any other securities (including debt securities) of the Company, other than as contemplated by this Agreement.

3.15 Disclosure. Neither this Agreement nor any Collateral Document or the other agreements, documents, certificates, or other written statements furnished or to be furnished to E*TRADE through the Closing Date or Contingent Closing Date by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, viewed as a whole, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

4.1 E*TRADE hereby represents and warrants to the Company with respect to the purchase of the Shares as follows:

(a) Investment Intent; Accreditation; Authority. E*TRADE is acquiring the Shares for investment for E*TRADE’s own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. E*TRADE is an “accredited investor” within the meaning of the Securities Act. E*TRADE has the full right, power, authority and capacity to enter into and perform this Agreement, and the Collateral Documents, and this Agreement and the Collateral Documents and the transactions contemplated hereby and thereby, constitute valid and binding obligations of E*TRADE enforceable in accordance with its terms, except as the same may be limited by equitable principles and by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

(b) Knowledge and Experience. E*TRADE (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of E*TRADE’s investment in the Shares; (ii) has the ability to bear the economic risks of E*TRADE’s investment; (iii) has been furnished with and has had access to such information as E*TRADE has considered necessary to make a determination as to the purchase of the securities together with such additional information as is necessary to verify the accuracy of the information supplied (it being understood and agreed that E*TRADE’s representation in this clause (iii) in no way limits or qualifies the Company’s representations and warranties herein); (iv) has had all questions which have been asked by E*TRADE satisfactorily answered by the Company; and (v) has not been offered the securities by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

(c) Existence. E*TRADE is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

ARTICLE 5

CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT THE CLOSING DATE

E*TRADE’s obligation to purchase the Shares on the Closing Date and the Contingent Closing Date, as applicable is subject to the fulfillment to their satisfaction on or prior to the Closing Date and the Contingent Closing Date of the following conditions:

5.1 Proceedings, Documents and Performance of Obligations. All corporate and other proceedings in connection with the transactions contemplated hereunder and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to E*TRADE, and E*TRADE shall have received all such counterpart originals or certified or other copies of such documents as E*TRADE may reasonably request. The Company and the Subsidiary shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company and the Subsidiary on or before the Closing Date.

5.2 Qualifications; Legal Investment. All authorizations, approvals, filings or permits, if any, of any governmental authority or regulatory body of the United States, or of any state, that are required to be obtained or made prior to the lawful sale and issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date and Contingent Closing Date, as applicable. At the time of the Closing Date and the Contingent Closing Date, as applicable, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which E*TRADE, the Company, and the Subsidiary are subject.

5.3 Delivery of Shares and Collateral Documents. The Shares and the Collateral Documents shall have been executed and delivered by the Company, the Subsidiary, and the shareholders, as appropriate.

5.4 Contingent Closing Date. The Company shall deliver a certificate certified by a duly authorized officer, in a form a substance satisfactory to the Purchaser, certifying that the representations and warranties of the Company contained in this Agreement are true and correct when made, as of the Closing Date and as of the Contingent Closing Date with same force and effect as if made on the Contingent Closing Date and that the Company has not violated any covenants to Manufacturers and Traders Trust Company or any other lender to the Company.

5.5 Resolution of the Board of Directors. The Board of the Directors of the Company shall have passed a resolution providing for the nomination of the E*TRADE Directors (as defined in the Voting Agreement), pursuant to the Company’s nominating charter and in a form satisfactory to E*TRADE.

ARTICLE 6

CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING DATE AND

CONTINGENT CLOSING DATE

The Company’s obligation to sell and issue the Shares at the Closing Date and Contingent Closing Date, as applicable to E*TRADE is subject to the fulfillment to its satisfaction on or prior to the Closing Date of the following conditions:

6.1 Proceedings, Documents and Performance of Obligations. All corporate and other proceedings in connection with the transactions contemplated hereunder and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request. E*TRADE shall have performed and complied with all agreements and conditions herein required to be performed or complied with by E*TRADE on or before the Closing Date.

6.2 Purchase Price. E*TRADE shall have paid the Purchase Price for the Shares to be issued to E*TRADE.

6.3 Qualifications, Legal Investment. All authorizations, approvals, filings, or permits, if any, of any governmental authority or regulatory body of the United States, or of any state, that is required to be obtained or made prior to the lawful sale and issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date and Contingent Closing Date, as applicable. At the time of the Closing Date and Contingent Closing Date, as applicable, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which E*TRADE and the Company are subject.

ARTICLE 7

AFFIRMATIVE COVENANTS

Each of the Company and the Subsidiary, jointly and severally, agrees as to itself, that from and after the Closing Date and until the Termination Date:

7.1 Default Notices. Each of the Company and the Subsidiary will furnish to E*TRADE prompt written notice of the following:

(a) the occurrence of any Event of Default;

(b) any other development that results in, or could reasonably be expected to result in, a material adverse effect.

Each notice delivered under this Section 7.1 shall be accompanied by a statement of the chief financial officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

7.2 Registration Requirements.

(a) Company shall, within forty-five (45) days after the Closing Date and the Contingent Closing Date, file a registration statement (the “Registration Statement”) with the SEC on Form S-3 (if not available, any other then available form) to effect the registration under the Securities Act of the Shares received by E*TRADE at Closing (together with any shares of Common Stock of the Company issued in connection with any stock dividend, split, combination or recapitalization on, of or with respect to shares of such shares, collectively, the “Registrable Shares”). The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable within 90 days of filing.

(b) Such Registration Statement shall comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading.

(c) Company shall not be required to conduct an underwritten offering.

(d) Company shall keep the Registration Statement effective to sell Registrable Shares, until the earlier of (A) such date as all of the Registrable Shares have been resold or (B) two years from the date such Registration Statement is declared effective by the SEC (the “Registration Period”).

(e) Company shall prepare and file with the SEC, as promptly as is practicable, such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective during the Registration Period, and, during such period, to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by the Registration Statement.

(f) Company shall furnish to E*TRADE such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as E*TRADE may reasonably request in order to facilitate the disposition of the Registrable Shares owned by E*TRADE.

(g) Company shall use its commercially reasonable efforts to cause all Registrable Shares to be listed or included on each national securities exchange, market or quotation service on which securities of the same class or series issued by Company are then listed or included.

(h) With a view to making available to E*TRADE the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit E*TRADE to sell Registrable Shares to the public without registration or pursuant to registration, Company covenants and agrees to: (A) make and keep public information available, as those terms are understood and defined in Rule 144, until such date as all of the Registrable Shares shall have been resold and (B) file with the SEC in a timely manner all reports and other documents required of Company under the Exchange Act.

(i) Company shall use commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, and, if such an order is issued, to obtain the withdrawal of such order as soon as practicable (including in each case by amending or supplementing the Registration Statement) and to notify E*TRADE of the issuance of such order and the resolution thereof, and if the Registration Statement is supplemented or amended, promptly deliver such number of copies of such supplement or amendment to E*TRADE as E*TRADE may reasonably request.

(j) Company may, by written notice to E*TRADE, refuse to permit E*TRADE to resell any Registrable Shares pursuant to the Registration Statement at any time; provided, however, that in order to exercise this right at any time, Company must notify E*TRADE in writing to the effect that suspension of the sale of shares under the Registration Statement is necessary because either (A) Company has determined in good faith that such a sale would be in violation of the requirements of the Securities Act and the regulations promulgated by the SEC thereunder or (B) there exists at the time material non-public information relating to Company which would be harmful to Company’s business interests if disclosed. Notwithstanding anything to the contrary herein, except as required by regulatory or similar order, Company shall not exercise its rights under this clause (x) to suspend sales of Registrable Shares for a period in excess of 15 consecutive days or 30 days in any 365-day period.

(k) If Company refuses to permit E*TRADE to resell any Registrable Shares pursuant to subsection (x) above, Company shall, as promptly as practicable following the termination of the circumstance which entitled Company to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to E*TRADE authorizing it to resume sales pursuant to the Registration Statement. If as a result thereof, the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, Company shall enclose such revised prospectus with the notice to E*TRADE given pursuant to this Section 8.2 and E*TRADE shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

(l) Company agrees to indemnify and hold harmless E*TRADE against any losses to which E*TRADE, as applicable, may become subject by reason of any untrue statement of a material fact contained in the Registration Statement, or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses arise out of, or are based upon, information furnished in writing to Company by or on behalf of E*TRADE for use in the Registration Statement.

(m) Company shall pay all Registration Expenses (as defined below) in connection with any registration, qualification or compliance hereunder, and E*TRADE shall pay all Selling Expenses (as defined below) and other expenses that are not Registration Expenses relating to the Registrable Shares to be resold by E*TRADE. “Registration Expenses” shall mean all expenses, except for Selling Expenses, incurred by Company in complying with the registration provisions set forth herein, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Company, blue sky fees and expenses and the expense of any special audits incident to or required in connection with any such registration. “Selling Expenses” shall mean selling commissions, underwriting fees, expenses of counsel to E*TRADE and stock transfer taxes applicable to the Registrable Shares.

(n) Company shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Shares in connection with the Transaction. E*TRADE shall use commercially reasonable efforts to assist Company as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the Shares in connection with the Transaction

7.3 Further Assurances. Each of the Company and the Subsidiary will at its expense and upon the reasonable request of E*TRADE, duly execute and deliver, or cause to be duly executed and delivered, to E*TRADE such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of E*TRADE to carry out more effectively the provisions and purposes of this Agreement, and the Collateral Documents.

ARTICLE 8

EVENTS OF DEFAULT: RIGHTS AND REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) A case or proceeding shall have been commenced against the Company or the Subsidiary seeking a decree or order in respect of such Person (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Company or the Subsidiary or of any substantial part of the Company’s or the Subsidiary’s assets, or (iii) ordering the winding-up or liquidation of the affairs of the Company or the Subsidiary, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

(b) The Company or the Subsidiary (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Company or the Subsidiary or of any substantial part of the Company’s or the Subsidiary’s assets, (iii) shall make an assignment for the benefit of E*TRADE, (iv) shall take any corporate or other action in furtherance of any of the foregoing, or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

(c) Any material provision of this Agreement, or the Voting Agreement shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or the Company or the Subsidiary shall challenge the enforceability of this Agreement or any Collateral Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of this Agreement or any Collateral Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

8.2 Remedies. If any Event of Default shall have occurred and be continuing, E*TRADE may, without notice exercise any rights and remedies provided to E*TRADE under the Collateral Documents and/or at law or equity, including all remedies provided under the applicable state code.

ARTICLE 9

GENERAL PROVISIONS

9.1 Survival of Representations and Warranties. All representations and warranties made by any party in this Agreement or in any document or certificate delivered pursuant to this Agreement shall survive the Closing Date for a period of twenty-four months and shall be unaffected by any investigation made by or on behalf of any party or by any notice of breach of, or failure to perform under, this Agreement.

9.2 Governing Law. The substantive law of the state of Delaware shall be the governing law of this Agreement and shall be applied in any suit, proceeding, claim, or arbitration without regard to any conflict of laws doctrine that would result in the application of the laws of another jurisdiction.

9.3 Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective heirs, successors and permitted assigns (whether by merger, consolidation, acquisition or otherwise), and nothing herein is intended to confer any right, remedy or benefit upon any other person. No party may assign its rights or delegate its obligations under this Agreement without the express written consent of all of the other parties.

9.4 Entire Agreement; No Waivers. This Agreement and the Collateral Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, respectively. No provision of this Agreement may be waived or modified, in whole or in part, except by a writing signed by each of the parties. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

9.5 Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified mail envelope addressed to, or (c) when successfully transmitted by facsimile or email to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address, email address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, that any notice of change of address, email address or facsimile number shall be effective only on receipt.

If to Company:	Access Worldwide Communications, Inc.
1820 N. Fort Myer Drive
4th Floor
Arlington, VA 22209
Attn: General Counsel

If to Subsidiary:	Same as above

If to E*TRADE:	E*TRADE INFORMATION SERVICES, LLC
671 N. Glebe Road
Arlington, Virginia 22203
Attention: Lori Sher, Director, Associate General Counsel
Facsimile No: 571-227-7576

9.6 Press Releases. Except as required by applicable law or regulation, none of the Parties to this Agreement shall issue any press release or otherwise make public any information with respect to the subject matter of this Agreement nor the transactions contemplated hereby, without the prior written consent of each of the other Parties to this Agreement. In the event that a public release is required to be filed or released by applicable law or regulation, the non-releasing party shall, if reasonably practicable, be provided with a reasonable opportunity to review and comment on the proposed press release or other information prior to issuance.

9.7 Attorneys’ Fees. With respect to the negotiation, execution and delivery of this Agreement and the transactions contemplated herein, each party to this Agreement will be responsible for its own legal fees and expenses with respect to this Agreement.

9.8 Brokers and Finders. Each party represents to the others that no agent, broker, investment banker, financial advisor or other person or entity is or shall be entitled to any broker’s or finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement. Each party shall indemnify and hold harmless the others from and against any claim, liability or obligation with respect to any fees, commissions or expenses asserted by any person or entity on the basis of any act or statement alleged to have been committed or made by such indemnifying party or any of its affiliates.

9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

9.10 Severability and Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

9.11 Amendments. This Agreement may not be amended except by the written consent of the Company and E*TRADE.

9.12 Construction. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References to Sections, Schedules and Exhibits are to the sections, schedules and exhibits of this Agreement. As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ACCESS WORLDWIDE COMMUNICATIONS, INC.

By:	/s/ Richard Lyew
Richard Lyew
Executive Vice President and Chief Financial Officer

ACCESS WORLDWIDE (AWWC) PHILIPPINES, INC.

By:	/s/ Richard Lyew
Richard Lyew
Executive Vice President and Chief Financial Officer

E*TRADE INFORMATION SERVICES, LLC

By:

Its: